  Exhibit 10.9

August 28, 2014

CONFIDENTIAL

Captain Robert Mayne

Aqua Quest International

719 Pent Street

Tarpon Springs, Florida 34689

Dear Robert;

This letter (the “Agreement”) confirms Midtown Partners & Co., LLC (“Midtown”) engagement as exclusive placement agent for Aqua Quest International (the “Company”), in connection with the proposed private offering (the “Offering”) of $500,000 of the Company’s securities (the “Securities”).  It is anticipated that the Securities will be sold only to “accredited investors” (the “Investors”), as such term as defined in Rules 501(a)(b)(c) of Regulation D, promulgated under the United States Securities Act of 1933, as amended, pursuant to an exemption from registration under Rule 506 of Regulation D.

It is further anticipated that Midtown will act as underwriter with regard to a public offering transaction of up to $10 million of Securities currently contemplated. Further financing is anticipated after such transaction is closed and the Company’s stock is trading in the public market.

Subject to the terms and conditions of this Agreement, the Company hereby appoints Midtown to act on a best efforts basis as its exclusive placement agent to privately place the Securities in an amount and on terms and conditions satisfactory to the Company.  Midtown hereby accepts such engagement and agrees to use its best efforts to privately place the Securities with potential investors.  The Company shall promptly refer to Midtown all offers, inquiries and proposals relating to any placement of the Securities made at any time during the Term (as defined below).

1.      Services to be Rendered.  In connection with the Offering, as requested, Midtown will assist the Company in structuring the proposed Offering, identifying, contacting and evaluating potential purchasers, preparing executive summaries or business plans, facilitating potential purchasers’ due diligence investigations, analyzing and advising on the financial implications of offers, preparing and making presentations to the Company's Board of Directors, formulating negotiation strategies and conducting negotiations, as appropriate, and in such other matters as may be agreed upon from time to time by Midtown and the Company (the “Services”).

In connection with this Agreement, the Company agrees to keep Midtown up to date and apprised of all material business, market and current legal practices and developments related to the Company and its operations and management, including, but not limited to providing Midtown with lists of current shareholders and investors and potential investors.  Midtown shall devote such time and effort, as it deems commercially reasonable under the circumstances in rendering the Services.  Midtown cannot guarantee results on behalf of the Company, but shall pursue all avenues that it deems reasonable through its network of contacts.

2.      Compensation.  For Midtown’s services hereunder, the Company agrees to pay Midtown the fees outlined below:

(a)        A non-refundable retainer fee of Common Stock purchase warrants (the “Retainer Warrants”) in an amount equal to 2% of the total Common Stock outstanding as of the date of execution of this Agreement, additional Retainer Warrants of 2% of the Common Stock outstanding on closing of a reverse merger transaction and financing, and an additional 1% on closing of any further financing.  The Retainer Warrants shall be exercisable at $.01.  The Retainer Warrants shall have identical terms and conditions as the PA Warrants below.  The retainer fee and is due and payable upon the execution to this Agreement. (the “Retainer Fee”).

(b)        a placement fee equal to ten percent (10%) of the gross purchase price paid for the Securities, payable in full, in cash, at a Closing for the sale of any of the Securities.

(c)        at each Closing, the Company shall issue to Midtown, or its permitted assigns, warrants (the “PA Warrants”) to purchase that number of shares of Common Stock of the Company equal to ten percent (10%) of the sum of (i) the number of shares of Common Stock of the Company issued at each such Closing and (ii) the number of shares of Common Stock issuable by the Company upon exercise or conversion of any and all convertible securities issued at each such Closing (including, but not limited to, all convertible promissory notes, convertible preferred stock and all series of warrants). The PA Warrants shall provide for cashless exercise, shall not be callable or redeemable by the Company, shall provide for piggy-back registration rights, shall be transferable by Midtown to its representatives and agents at Closing, and, except as set forth above, otherwise have the same terms and conditions of the warrants issued to the Investors.

An escrow account with a third party agent approved by the parties hereto will be used for each closing during the Term.  All consideration due Midtown shall be paid to Midtown directly from such escrow.  Any fee charged by the escrow agent in the performance of its duties as escrow agent shall be borne by the Company.

3.      Expenses.  It is acknowledged and agreed that the Company shall bear all costs incidental to the advancement and completion of the Offering, including but not limited to travel expenses and legal and due diligence fees, regardless of whether or not any Offering or potential offering is consummated.. In addition, upon execution of this Agreement, the Company shall immediately pay to the Placement Agent $1,000 to conduct personal background checks on the Company’s Officers and Directors using a background investigation agency.

4.     Information.  The Company will furnish Midtown such information with respect to the Company and access to such Company personnel and representatives, including the Company’s auditors and counsel, as Midtown may request in order to permit Midtown to advise the Company and to assist the Company in preparing offering materials for use in connection with the Offering (including, but not limited to: a business plan; executive summary; three (3) year historical income statement, statement of cash flows, and balance sheet; five (5) year projected financial statements; use of proceeds statement; investor presentation; valuation analysis) (collectively, the “Offering Materials”).  The Company will be solely responsible for the contents of the Offering Materials and other information provided to investors in connection with the Offering.  The Company represents and warrants to Midtown that the Offering Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company agrees to advise Midtown promptly upon the Company becoming aware of the occurrence of any event or change in circumstance that results or might reasonably be expected to result in the Offering Materials containing any untrue statement of a material fact or omitting to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company authorizes Midtown to provide the Offering Materials to investors in connection with the Offering.  The Company and Midtown shall have the right to approve every form of letter, circular, notice, memorandum or other written communication from the Company or any person acting on its behalf in connection with the Offering.

5.     Termination and Survival.  This Agreement shall terminate on the first (1st) anniversary of the execution thereof, subject to the extension thereafter as may be agreed in writing by the parties (as may be extended, the “Term”); provided, this Agreement may be terminated prior to expiration of the Term, by Midtown for any reason at any time upon thirty (30) days prior written notice.  Notwithstanding the foregoing, it is understood that the provisions of paragraphs 2 (to the extent fees are payable prior to termination), Paragraph 2(c) (to the extent fees are payable after termination), 3 (to the extent expenses have been incurred prior to termination), 4 (the second, third and fourth sentences only), and sections 6 through 18 of this Agreement shall remain operative and in full force and effect regardless of any termination or expiration of this Agreement.

In the event of termination, the Placement Agent shall be immediately paid in full on all items of compensation and expenses payable to the Placement Agent pursuant hereto, as of the date of termination.

6.     Tail Period.  Midtown shall be entitled to compensation as set forth in Section 2 of this Agreement for any Qualified Financing (as defined below) that occurs at any time during the eighteen (18) month period following the termination or expiration of this Agreement.  “Qualified Financing” shall mean any investment from a person or entity if (a) such purchaser or purchasers (or affiliate thereof), were solicited by Midtown or the Company concerning the Offering during the Term, (b) the Company or Midtown had discussions with such purchaser or purchasers (or affiliates thereof) concerning the Offering during the Term, or (c) the Company used materials or work product prepared by Midtown in connection with such subsequent investment.  Within ten (10) days after the termination or expiration of this Agreement, the Placement Agent shall provide to the Company a list of all persons solicited by Midtown in connection with the Offering (the “Solicitation List”).  For all purposes under this Agreement, the Solicitation List shall be deemed to include (y) any person or entity (or affiliate thereof) that proposed, or to whom the Company or any of its affiliates or representatives proposed, or with whom the Company or any of its affiliates or representatives held discussions regarding, the purchase of securities during Midtown’s engagement hereunder, or (z) potential purchasers (or affiliates thereof) that were otherwise identified in writing to the Company during the Term as being solicited in connection with the Offering, in each instance whether or not such person (or affiliate) is included on the Solicitation List.  All compensation shall be paid to the Placement Agent on the date that the Company closes on the Qualified Financing.

7.      Confidentiality of Advice.  Except as otherwise provided in this paragraph, any written or other advice rendered by Midtown pursuant to its engagement hereunder are solely for the use and benefit of the  Company’s executive management team and Board of Directors and shall not be publicly disclosed in whole or in part, in any manner or summarized, excerpted from or otherwise publicly referred to or made available to third parties, other than representatives and agents of the Company’s executive management team and Board of Directors who also shall not disclose such information, in each case, without Midtown’s prior approval, unless in the opinion of counsel and after consultation with Midtown, such disclosure is required by law.  In addition, Midtown may not be otherwise publicly referred to without its prior written consent.  The Company acknowledges that Midtown and its affiliates are in the business of providing financial services and consulting advice to others.  Nothing herein contained shall be construed to limit or restrict Midtown in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company’s business and properties and that might compromise confidential information delivered by the Company to Midtown.

8.      Obligations Limited.  Midtown shall have no obligation to make any independent appraisals of assets or liabilities or any independent verification of the accuracy or completeness of any information provided it in the course of this engagement and shall have no liability in regard thereto.

9.      Third Party Beneficiaries.  This Agreement is made solely for the benefit of the Board of Directors of the Company, Midtown and other Indemnified Persons (as defined herein), and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right under or by virtue of this Agreement.

10.    Representations and Warranties.  The Company represents and warrants that this Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

11.     Indemnification.  In connection with and as part of the engagement contemplated herein, the Company agrees to indemnify, defend and hold Midtown harmless in accordance with the indemnification rider attached hereto as Exhibit A.

12.     Exclusive.  As long as Midtown is making material progress in providing services and financing to the Company, the Company acknowledges and agrees that Midtown is being granted exclusive rights with respect to the Services to be provided to the Company and the Company is not free to engage other parties to provide services similar to those being provided by Midtown hereunder during the Term, without the prior written consent of Midtown.  The Company shall not work with, negotiate with or enter into any financing whatsoever with any investor or any placement agent without Midtown’s prior written consent.

13.  Non-Circumvention.  The Company agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, including the Company shall not permit its subsidiaries and its other affiliated entities to sell securities with the effect of avoiding payment of fees under this Agreement. The Company agrees not to accept any business opportunity from any third party to whom Placement Agent introduces to the Company without the consent of Placement Agent, unless for each business opportunity accepted by the Company from a third party introduced by Placement Agent or otherwise, the Company remits a term sheet providing for compensation to the Placement Agent in accordance herewith, or which otherwise provides for a compensation structure agreeable to Midtown, in its sole discretion.

14.     Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Manhattan, NY, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO A JURY TRIAL, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

15.     Legal Fees and Costs.  If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his, her or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party(ies).

16.     Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

17.     Future Advertisements.  The Company agrees that Midtown has the right to place advertisements describing its services to the Company under this Agreement in its own marketing materials as well as financial and other newspapers and journals at its own expense following the final closing of the Offering.

18.     Miscellaneous.  (a) This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled; (b) Only an instrument in writing executed by the parties hereto may amend this Agreement; (c) The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature, or any other nature; (d) This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one (1) instrument; (e) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The rights and obligations of the parties under this Agreement may not be assigned or delegated without the prior written consent of both parties, and any purported assignment without such written consent shall be null and void.

If the foregoing correctly sets forth the understanding between the Placement Agent and the Company, please so indicate in the space provided below for that purpose within ten (10) days of the date hereof  or this Agreement shall be withdrawn and become null and void.  The undersigned parties hereto have caused this Agreement to be duly executed by their authorized representatives, pursuant to corporate board approval and intend to be legally bound.

Midtown Partners & Co., LLC

 /s/ John Clarke8/28/2014

By: ____________________________               Date: _____________________

John Clarke, CEO

COMPANY

 /s/ Robert Mayne8/28/2014

By: _____________________________              Date: _____________________

Captain Robert Mayne, CEO

EXHIBIT A

INDEMNIFICATION AND CONTRIBUTION

For purposes of this Exhibit A, unless the context otherwise requires, “Midtown” shall include Midtown, any affiliated entity, and each of their respective officers, directors, employees, partners and controlling persons within the meaning of the federal securities laws and the successors, assigns, heirs and personal representatives of the foregoing persons (collectively, the “Indemnified Persons”).

The Company shall indemnify, defend and hold Midtown harmless against any losses, claims, damages, liabilities, costs and expenses (including, without limitation, any legal or other expenses incurred in connection with investigating, preparing to defend or defending against any action, claim, suit or proceeding, whether commenced or threatened and whether or not Midtown is a party thereto, or in appearing or preparing for appearance as a witness), based upon, relating to or arising out of or in connection with advice or services rendered or to be rendered pursuant to the Agreement, the transaction contemplated thereby or Midtown’s actions or inaction in connection with any such advice, services or transaction (including, but not limited to, any liability arising out of (i) any misstatement or alleged misstatement of a material fact in any offering materials and (ii) any omission or alleged omission from any offering materials, including, without limitation of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), except to the extent that any such loss, claim, damage, liability, cost or expense results solely from the gross negligence or bad faith of Midtown in performing the services which are the subject of the Agreement.  If for any reason the foregoing indemnification is unavailable to Midtown or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Midtown as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company and its stockholders on the one hand and Midtown on the other hand, or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company and Midtown, as well as any relevant equitable considerations; provided, however, that, to the extent permitted by applicable law, Midtown shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received from the Company in connection with the engagement.  No person guilty of fraudulent misrepresentation (as such term has been interpreted under Section 11(f) of the Securities Act of 1933) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  Relative benefits to Midtown, on the one hand, and the Company and its stockholders, on the other hand, with respect to the engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by the Company or its stockholders, as the case may be, pursuant to the potential transaction, whether or not consummated, contemplated by the engagement bears to (ii) all fees paid to Midtown by the Company in connection with the engagement.  Midtown shall not have any liability to the Company in connection with the engagement, except to the extent of its gross negligence or willful misconduct.

The Company also agrees to promptly upon demand reimburse Midtown for its legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend, or defending any lawsuits, investigations, claims or other proceedings in connection with any matter referred to in or otherwise contemplated by the Agreement; provided, however, that in the event a final judicial determination is made to the effect that Midtown is not entitled to indemnification hereunder, Midtown will remit to the Company any amounts that have been so reimbursed.

The Company shall not be liable for any settlement of any action, claim, suit or proceeding (or for any related losses, damages, liabilities, costs or expenses) if such settlement is effectuated without its written consent, which shall not be unreasonably withheld.  The Company further agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not Midtown is a party therein) unless the Company has obtained an unconditional release of Midtown, from all liability arising there from.  The reimbursement, indemnity and contribution obligations of the Company set forth in this Agreement shall be in addition to any liability which the Company may otherwise have to Midtown.

Any Indemnified Persons that are not signatories to this Agreement shall be deemed to be third party beneficiaries of this Agreement.